                                                                    EXHIBIT 11.1

                         DIAMOND OFFSHORE DRILLING, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------------------------
                                                     1999                                        1998
                                      -------------------------------------      -------------------------------------

                                                     WEIGHTED                                   WEIGHTED
                                                     AVERAGE                                    AVERAGE
                                        INCOME        SHARES      PER SHARE        INCOME        SHARES      PER SHARE
                                      (NUMERATOR)  (DENOMINATOR)    AMOUNT       (NUMERATOR)  (DENOMINATOR)    AMOUNT
                                      -----------  -------------  ---------      -----------  -------------  ---------
BASIC EPS
   Net income ..............            $156,071      135,822       $1.15          $383,659      138,020       $2.78

EFFECT OF DILUTIVE
POTENTIAL SHARES (2)
   Convertible notes
       issued 2/4/97 (3) ...               5,988        9,876                         9,419        9,876

DILUTED EPS
                                        --------      -------       -----          --------      -------       -----
   Net income + assumed
       conversions .........            $162,059      145,698       $1.11          $393,078      147,896       $2.66
                                        ========      =======       =====          ========      =======       =====


                                         FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------------------------
                                                      1997
                                      -------------------------------------
                                                   WEIGHTED (1)
                                                     AVERAGE
                                        INCOME        SHARES      PER SHARE
                                      (NUMERATOR)  (DENOMINATOR)    AMOUNT
                                      -----------  -------------  ---------

BASIC EPS                               $278,605      138,560        $2.01
   Net income ..............

EFFECT OF DILUTIVE
POTENTIAL SHARES (2)
   Convertible notes                       6,583        8,929
       issued 2/4/97 (3) ...

DILUTED EPS                             --------      -------        -----

   Net income + assumed                 $285,188      147,489        $1.93
       conversions .........            ========      =======        =====




(1) Weighted average shares outstanding have been restated to include the retroactive effect of the July 1997 two-for-one stock split in the form of a stock dividend.

(2) Because the Company does not maintain an ongoing plan for the issuance of stock options, the options to originally purchase up to
            1.0 million shares of common stock assumed in the merger with Arethusa (the "Arethusa Options") have not been included as dilutive potential shares. The effect on the computation of per share earnings, had the Arethusa options been included, was not material. At December 31, 1999, 1998 and 1997, there were Arethusa options outstanding for the purchase of approximately 39,000, 48,000 and 100,000 shares of common stock, respectively.

(3) On February 4, 1997, the Company issued $400.0 million of 3.75 percent convertible subordinated notes due February 15, 2007. The notes are convertible into approximately 9.8 million shares of the Company's common stock at any time prior to February 15, 2007 at a conversion price of $40.50 per share. The number of shares outstanding for the years ended December 31, 1999, 1998 and 1997 was increased to include the weighted average number of shares issuable assuming full conversion of the notes on February 4, 1997 and net income was adjusted to eliminate the after-tax effect of interest expense on these notes.